Exhibit 99.1

CONTACT:	FELDMAN MALL PROPERTIES, INC.
Thomas E. Wirth–President & Chief Financial Officer
(516) 684 -1239
1010 Northern Blvd, Suite 314
Great Neck, NY 11021

FINANCIAL RELATIONS BOARD
Scott Eckstein
(212) 827-3766
seckstein@frbir.com
FELDMAN MALL PROPERTIES, INC. REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS
***
Conference Call to Discuss Results Scheduled for 2pm EDT, May 22, 2008
Dial in: (800)257-1836 or go to www.feldmanmall.com
GREAT NECK, N.Y.—May 22, 2008
RELEASE HIGHLIGHTS
•	1st quarter FFO was $(0.09) per diluted share as compared to $0.20 per diluted share in the 1st quarter of 2007

•	Three new directors were appointed recently to the Board and a fourth is nominated for election
FINANCIAL RESULTS
Feldman Mall Properties, Inc. (NYSE:FMP) today reported Funds From Operations (“FFO”) totaling $(1.33) million, or $(0.09) per diluted share, for the first quarter ended March 31, 2008 as compared to $2.97 million, or $0.20 per diluted share for the three months ended March 31, 2007. The Company’s net loss for the three months ended March 31, 2008 was $5.0 million, or $(0.39) per share, as compared to a net loss of $0.9 million, or $(0.07) per diluted share for the first quarter ended March 31, 2007. As summarized in the table below, the Company’s first quarter 2007 period results include a non-cash reduction in the Company’s earnout obligation due to affiliates included in miscellaneous income in the amount of $2.3 million. The Company had 14.4 and 14.5 million weighted average common shares and operating partnership units outstanding during the quarters ended March 31, 2008 and 2007, respectively.
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The following items represent variances in income and expense that impacted the Company’s FFO results for the first quarter 2008 compared to the prior year period (in millions):

Three Months Ended
March 31, 2008
(unaudited)
Property Level Net Operating Income (“NOI”):
Rental revenue	$0.3
Higher operating expenses	(0.2)

Same store NOI variance (1)	0.1

G&A Expense:
Restructuring expense	(0.4)

Other G&A expense (2)	0.2

Total G&A variance	(0.2)

Other:
Change in fair value of Harrisburg earnout liability (3)	(2.3)
Other income and expense, net	0.1
Preferred stock dividends	(0.8)

Decrease in FFO allocated to common stockholders	$(4.3)

(1)	The increase in NOI for properties that were wholly-owned during both the three months ended March 31, 2008 and 2007 periods was due to (i) higher rental revenues ($0.3 million) primarily due to rental revenue associated with the theater at the Stratford Square Mall and (ii) higher operating expenses ($0.2 million) primarily due to higher provision for bad debts ($0.3 million) and snow removal ($0.1 million) which were offset by a decrease in utilities ($0.1 million) and various other rental property operating and maintenance expenses ($0.1 million).

(2)	Other expenses for the three months ended March 31, 2008 increased $0.2 million primarily due to (i) third-party construction management expenses ($0.3 million), and (ii) restructuring costs related to the closing of the Phoenix office ($0.4 million); offset by a decrease in consulting, Sarbanes-Oxley related and other professional fees ($0.5 million).

(3)	The first quarter 2007 period results include a $2.3 million non-cash reduction in the Company’s earnout obligation due to affiliates included in miscellaneous income.
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OTHER
New Board Members and Board Nominees
The Company recently welcomed three additional board members who will provide additional insight and business counsel.
FMP announced that Inland American Real Estate Trust, Inc., a public non-listed real estate investment trust sponsored by an affiliated of the Inland Real Estate Group of Companies and the holder of 2,000,000 shares of 6.85% Contingently Convertible Series A Preferred Stock (the “Series A Preferred Stock”) of the Company (“Inland American”), elected Thomas H. McAuley and Thomas McGuinness to serve as directors of the Company, pursuant to the terms of the Articles Supplementary relating to the Series A Preferred Stock. Messrs. McAuley and McGuinness are not expected to join any committees of the board of directors of the Company and are not required to stand for election as directors of the Company at its 2008 annual meeting of stockholders.
FMP’s board of directors elected Wendy Luscombe to serve as a director of the Company effective May 12, 2008. Ms. Luscombe fills the vacancy created by James C. Bourg, who did not stand for re-election as a director at the Company’s 2007 annual meeting of stockholders. Ms. Luscombe will become a member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee of the Company. Ms. Luscombe will be standing for election as a director of the Company at its 2008 annual meeting of stockholders.
In addition, the Company nominated Jim Sight as an additional board member. Jim currently serves as a director of LSB Industries, a company listed on the American Stock Exchange. From 1995 to 2006, Mr. Sight has been a consultant at Westmoreland Coal and was active in its reorganization efforts. From 2001 to 2005, Mr. Sight served as a director of Programmers Paradise, a NASDAQ listed computer and software merchant. Prior to serving on the Board of Programmers Paradise, Mr. Sight also served as a director at various public companies, including Nevada Chemicals and U.S. Home Corporation. Mr. Sight holds a B.S. in Finance from the University of Pennsylvania Wharton School Of Economics. Mr. Sight is standing for election as a director of the Company at its 2008 annual meeting of stockholders.
CONFERENCE CALL
The Company’s executive management team will host a conference call and audio web cast on May 22, 2008 at 2:00 PM EDT to discuss the financial results. The conference call may be accessed by dialing (800) 257-1836. No pass code is required. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s website at www.feldmanmall.com.
On the conference call, among other items, we will be discussing:
1.	Current Liquidity Outlook

2.	Property-level performance

3.	A Harrisburg Mall update on the maturity of our mortgage loan, partnership disputes and tenant negotiations

4.	An update on negotiations related to our hard cost guarantee at Colonie Center

5.	The status of our debt covenants
A replay of the call will be available through May 29, 2008 by dialing (800) 405-2236 using passcode 11114866, or individuals may access the replay via the Company’s web site.
NON-GAAP FINANCIAL MEASURES
Feldman Mall Properties, Inc., consistent with real estate industry and investment community preferences, uses FFO as a supplemental measure of operating performance. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (loss) (computed in accordance with Generally Accepted Accounting
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Principles (GAAP)), excluding gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of depreciable properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.
The Company considers FFO a supplemental measure for equity REITs and a complement to GAAP measures because it facilitates an understanding of the operating performance of the Company’s properties. FFO does not give effect to real estate depreciation and amortization since these amounts are computed to allocate the cost of a property over its useful life. Since values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions, the Company believes that FFO provides investors with a clearer view of the Company’s operating performance.
In order to provide a better understanding of the relationship with FFO and GAAP net income, a reconciliation of FFO to GAAP net income has been provided on page 10 of this release. FFO does not represent cash flow from operating activities in accordance with GAAP, should not be considered as an alternative to GAAP net income and is not necessarily indicative of cash available to fund cash needs.
During the May 22, 2008 conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used a non-GAAP financial measure and the comparable GAAP financial measure (net income/loss) can be found on pages 8 and 10 of this release.
*Financial Tables Attached
About Feldman Mall Properties
Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed regional shopping malls. Feldman Mall Properties Inc.’s investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A malls or near Class A through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales.
The Company’s portfolio, including non-owned anchor tenants, consists of seven regional malls aggregating approximately 7.0 million square feet of which the Company owns approximately 4.1 million square feet. For more information on Feldman Mall Properties Inc., visit the Company’s website at www.feldmanmall.com.
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To receive the Company’s latest news release and other corporate documents, please contact the Company at (516) 684-1239. All releases and supplemental data can also be downloaded directly from the Feldman Mall Properties website at: www.feldmanmall.com.
Forward-looking Information
This press release contains forward-looking statements that involve risks and uncertainties regarding various matters, including, without limitation, the success of our business strategy, including our acquisition, renovation and repositioning plans; our ability to close pending acquisitions and the timing of those acquisitions; our ability to obtain required financing; our understanding of our competition; market trends; our ability to implement our repositioning plans on time and within our budgets; projected capital and renovation expenditures; demand for shop space and the success of our lease-up plans; availability and creditworthiness of current and prospective tenants; and lease rates and terms. The forward-looking statements are based on our assumptions and current expectations of future performance. These assumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may vary materially from our forward-looking statements.
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FELDMAN MALL PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	March 31, 2008	December 31, 2007
	(Unaudited)
ASSETS:
Investments in real estate, net	$343,682	$342,897
Investment in unconsolidated real estate partnerships	47,449	43,683
Cash and cash equivalents	15,605	27,976
Restricted cash	19,217	20,395
Rents, deferred rents and other receivables, net	5,332	5,545
Acquired below-market ground lease, net	7,503	7,538
Acquired lease rights, net	6,856	7,281
Acquired in-place lease values, net	5,978	6,437
Deferred charges, net	3,140	3,394
Other assets, net	3,463	4,048

Total Assets	$458,225	$469,194

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities
Mortgage loans payable	$231,652	$232,878
Junior subordinated debt obligations	29,380	29,380
Secured line of credit	17,500	17,500
Accounts payable, accrued expenses and other liabilities	25,696	27,211
Dividends and distributions payable	854	568
Acquired lease obligations, net	4,641	5,136
Deferred gain on partial sale of real estate	3,515	3,515
Negative carrying value of investment in unconsolidated partnership	4,450	4,450

Total liabilities	317,688	320,638
Minority interest	9,137	9,677
Commitments and contingencies
Stockholders’ Equity
Series A 6.85% Cumulative Convertible Preferred Stock; 50,000,000 shares authorized; 2,000,000 shares issued and outstanding at March 31, 2008 and December 31, 2007; $25.00 liquidation preference	49,580	49,580
Common stock ($0.01 par value, 200,000,000 shares authorized, 13,001,537 and 13,018,831 issued and outstanding at March 31, 2008 and December 31, 2007, respectively)	130	130
Additional paid-in capital	120,732	120,542
Distributions in excess of earnings	(32,670)	(27,712)
Accumulated other comprehensive loss	(6,372)	(3,661)

Total stockholders’ equity	131,400	138,879

Total Liabilities and Stockholders’ Equity	$458,225	$469,194

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FELDMAN MALL PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
Revenue:
Rental	$7,991	$7,709
Tenant reimbursements	3,629	3,580
Management, leasing and development services	964	823
Interest and other income	249	2,648

Total revenue	12,833	14,760

Expenses:
Rental property operating and maintenance	4,566	4,331
Real estate taxes	1,487	1,578
Interest (including amortization of deferred financing costs)	4,207	3,111
Depreciation and amortization	3,485	3,405
General and administrative	3,162	2,937

Total expenses	16,907	15,362

Equity in loss of unconsolidated real estate partnerships	(579)	(355)

Loss before minority interest	(4,653)	(957)
Minority interest	540	93

Net loss	(4,113)	(864)
Less preferred stock dividends, net of minority interest	(854)	—

Net loss available to common shareholders’ basic	$(4,967)	$(864)

Basic and diluted loss per share	$(0.39)	$(0.07)

Funds From Operations (FFO) Calculation – unaudited:
Net loss available to common shareholders	$(4,967)	$(864)
Add:
Depreciation and amortization	3,485	3,405
Joint venture FFO adjustment	819	625
Minority interest	(540)	(93)
Less:
Depreciation of non-real estate assets	(131)	(108)

FFO, diluted	$(1,334)	$2,965

FFO per share	$(0.09)	$0.20

Ownership interests:
Weighted average REIT common shares for basic net loss per share	12,892	12,857
Weighted average common stock equivalents and partnership units	1,527	1,671

Weighted average shares and units outstanding	14,419	14,528

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Stages of Project Redevelopment
We believe that a typical mall redevelopment project cycles through a five stage process. Stage one involves acquisition and planning. In this stage, if a mall is underperforming, we would expect its net operating income generally to be declining as new leasing and development opportunities are identified. Stage two involves preliminary redevelopment, which encompasses final financial analysis, architectural and engineering input, and the estimate of project and capital needs. During this stage, we expect further declines in net operating income as some existing tenants are relocated/terminated or converted to percentage rent leases. Stage three is the commencement of construction activity, primary leasing activity, which may include junior anchors and national tenants, and the completion of required financing. During this stage, we anticipate that net operating income will usually begin to stabilize. Stage four is the completion of development and delivery of space to junior and national tenants and the commencement of the leasing of the remainder of shop tenant space. During this stage, we anticipate net operating income will begin to increase. In the final stage, the renovation is completed and the project reaches the objective of 92% overall occupancy.
Our properties are in various stages of the redevelopment process. There has been no change since our last press release and those stages are as follow:

Stages of Development
Stage	Property
1	Tallahassee Mall and Golden Triangle Mall

2	Northgate Mall

3	Stratford Square Mall

4	Colonie Center and Harrisburg Mall

5	Foothills Mall
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FELDMAN MALL PROPERTIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL PROPERTY LEVEL NET OPERATING INCOME INFORMATION
UNAUDITED
(All dollar amounts in thousands)

	Three Months Ended		Vacant Shop Space
	March 31,		March 31, 2008
	2008	2007	(Square feet)
	(Unaudited)
Wholly-owned Cash NOI (1)
Stratford Square Mall	$2,081	$1,681	127,104
Northgate Mall	1,757	1,755	103,005
Tallahassee Mall	1,110	1,197	47,736
Golden Triangle Mall	629	642	48,222

Total Wholly-Owned Cash NOI	$5,577	$5,275	326,067

Total Joint Venture Cash NOI (2)	$1,194	$955	239,964

(1)	Wholly-owned cash NOI excludes management fee expense and recurring capital improvements.

(2)	Represents our pro-rata share of the cash NOI generated by our unconsolidated joint ventures.

(3)	The Company measures the net operating income for its properties. The Company believes that net operating income is commonly used in the real estate industry to measure the operating performance of a stabilized property. In addition, in a capitalization rate analysis, which is one of the valuation methodologies that is commonly deployed in the real estate industry to measure the value of a stabilized property, value is estimated by multiplying the annual net operating income of that property over a specific period by a selected capitalization rate. Net operating income is a supplemental measure of performance that does not give effect to real estate depreciation and amortization nor to any general and administrative expenses of the Company. In order to provide a better understanding of the relationship with net operating income and GAAP net income, reconciliation is provided below. Net operating income does not represent cash flow from operating activities in accordance with GAAP, and should not be considered as an alternative to GAAP net income.
(All dollar amounts in thousands)

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
Loss before minority interest	$(4,653)	$(957)

Add:
Equity in loss of unconsolidated real estate partnerships	579	355
Interest (including amortization of deferred financing costs)	4,207	3,111
Depreciation and amortization	3,485	3,405
General and administrative	3,162	2,937
Less:
Management, leasing and development services	964	823
Interest and other income	249	2,648

GAAP Net Operating Income (“NOI”)	5,567	5,380

GAAP NOI Adjustments (1)	10	(105)

Cash NOI	$5,577	$5,275

(1)	Primarily related to straight-line rents and capitalized costs.
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Add 10
FELDMAN MALL PROPERTIES, INC.
OPERATING STATISTICS
UNAUDITED
March 31, 2008

							Shop
						Shop	Tenant
Property	Total	Rentable		Annualized	Shop	Tenants	Base Rent
(Ownership	Square	Square	Mall	Base	Tenant	Percentage	Per Leased
Interest)	Feet	Feet	Occupancy	Rent (B)	Square Feet	Leased (A)	Sq. Ft.
Stratford Square (100%)	1,300,000	629,000	94.8%	$8,779,718	384,000	66.90%	$24.52
Tallahassee Mall (100%)	966,000	966,000	70.5	6,671,807	204,000	76.6	23.46
Northgate Mall (100%)	1,100,000	577,000	91.3	7,116,483	315,000	67.3	24.83
Golden Triangle Mall (100%)	765,000	288,000	97.6	2,934,665	171,000	71.8	20.50
Foothills Mall (30.6%)	711,000	502,000	97.4	7,989,076	230,000	86.2	21.33
Colonie Center Mall (25%)	1,200,000	668,000	88.5	7,472,916	336,000	76.6	26.45
Harrisburg Mall (25%)	922,000	922,000	88.7	6,089,423	270,000	52.0	24.61

Total/Weighted Avg.	6,964,000	4,552,000	89.6%	$47,054,088	1,910,000	70.3%	$23.41

(A)	– Excludes temporary tenants

(B)	– Based on in-place rents as of March 31, 2008

Lease	Number of	Expiring	% of Total	Expiring	Annualized		Expiring
Expiration	Expiring	Rentable	Sq. Ft.	Base	Base	% of Total	Base Rent
Year	Leases	Area	Expiring	Rent	Rent (B)	Base Rent	Per Sq. Ft.
2008	73	118,456	3.4%	$269,925	$3,239,052	6.9%	$27.34
2009	77	202,482	5.8	333,951	4,007,391	8.5	19.79
2010	70	186,360	5.3	350,118	4,201,371	8.9	22.54
2011	68	271,196	7.8	437,329	5,247,957	11.2	19.35
2012	49	309,298	8.8	332,033	3,984,367	8.5	12.88
2013	38	333,330	9.5	347,763	4,173,097	8.9	12.52
2014	34	305,197	8.7	367,126	4,405,513	9.4	14.43
2015	21	83,551	2.4	139,836	1,678,042	3.6	20.08
2016 and thereafter	81	1,688,444	48.3	1,343,114	16,117,298	34.3	9.55

Portfolio Total	511	3,498,314	100.0%	$3,921,195	$47,054,088	100.0%	$13.45

Sales Per Square Foot
Trailing Twelve Months Ending

	03/31/2008	12/31/2007	9/30/2007	6/30/2007	3/31/2007
Stratford Square Mall	$282.79	$285.38	$284.71	$286.93	$288.77
Tallahassee Mall	319.13	304.69	315.13	325.00	327.45
Northgate Mall	307.76	313.01	323.48	317.56	320.38
Golden Triangle Mall	288.20	290.35	292.96	293.02	295.70
Foothills Mall	296.56	301.56	302.79	308.47	310.35
Colonie Center Mall	320.70	322.77	305.31	303.43	303.33
Harrisburg Mall	262.80	275.28	269.73	270.44	269.92

Total/Weighted Average	$298.65	$299.01	$299.16	$300.69	$302.27

Shop Occupancy with Temporary Tenants
Trailing Twelve Months Ending

	03/31/2008	12/31/2007	9/30/2007	6/30/2007	3/31/2007
Stratford Square Mall	83.00%	85.42%	87.44%	82.74%	83.19%
Tallahassee Mall	91.81	90.63	85.45	85.98	86.61
Northgate Mall	82.00	87.84	85.50	84.26	84.26
Golden Triangle Mall	92.49	94.61	87.90	91.76	95.26
Foothills Mall	91.38	99.28	93.89	91.80	92.71
Colonie Center Mall	84.83	89.74	87.90	87.10	87.18
Harrisburg Mall	66.82	77.43	77.88	77.03	80.72

Total/Weighted Average	83.64%	89.28%	85.12%	84.38%	87.13%

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